UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introductory Note

On May 31, 2023, Cibus, Inc. (the “Company” or “Cibus”, and prior to the closing of the Mergers, Calyxt, Inc.) completed its business combination in accordance with the terms of the Agreement and Plan of Merger, dated as of January 13, 2023, as amended by the First Amendment thereto dated as of April 14, 2023 (as amended, the “Merger Agreement”), by and among Calyxt, Inc.; Calypso Merger Subsidiary, LLC, a wholly-owned subsidiary of Calyxt, Inc. (“Merger Subsidiary”); Cibus Global, LLC, (“Cibus Global”); and certain blocker entities (the “Blockers”), pursuant to which, among other matters, (a) each of the Blockers merged with and into Calyxt, Inc., (c) following the Blocker Mergers, Merger Subsidiary merged with and into Cibus Global (the “Cibus Merger” and, collectively with the Blocker Mergers, the “Mergers”), with Cibus Global as the surviving company and Merger Subsidiary ceasing to exist. In connection with the Mergers, Calyxt, Inc. contributed all of its assets and liabilities to Cibus Global, as a contribution to the capital of Cibus Global, in exchange for newly issued membership units of Cibus Global, pursuant to a contribution agreement between Calyxt, Inc. and Cibus Global. Pursuant to the Merger Agreement, upon the effective time, the Company changed its name from Calyxt, Inc. to Cibus, Inc. When the terms “Calyxt, Inc.” or “Calyxt are used, they are being used to exclusively refer to Calyxt, Inc. prior to the Mergers. When the term “Cibus Global” is used, it is being used to refer to Cibus Global, LLC, both prior to and after the completion of the Mergers.

On May 31, 2023, and prior to the Mergers, Calyxt effected a 1-for-5 reverse stock split of its common stock (the “Second Reverse Stock Split”). In addition, on April 24, 2023, Calyxt effected a 1-for-10 reverse stock split of its common stock (the “First Reverse Stock Split” and, together with the Second Reverse Stock Split, the “Reverse Stock Splits”).

In the Mergers, the Company was organized in an “Up-C” structure, and the Company’s only material asset consists of membership units of Cibus Global. The Company’s amended and restated certificate of incorporation designated two classes of the Company’s common stock (“Common Stock”): (i) Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), which shares have full voting and economic rights, and (ii) Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), which shares have full voting, but no economic rights.

At the closing of the Mergers, each share of Calyxt common stock existing and outstanding immediately prior to the Mergers remained outstanding as a share of Class A Common Stock, and the Company issued an aggregate of 16,527,484 shares of Class A Common Stock, including 1,019,282 shares of restricted Class A Common Stock, and 4,642,636 shares of Class B Common Stock to Cibus Global equityholders, based on an exchange ratio set forth in the Merger Agreement.

Terms used, but not otherwise defined in this Unaudited Pro Forma Combined Financial Information have the meaning ascribed to them in the Q3 Form 10-Q (defined below).

Unaudited Pro Forma Combined Financial Information

The following unaudited pro forma combined financial information presents the combination of the historical financial statements of the Company and the historical financial statements of Cibus Global through the consummation of the Mergers, after giving effect to the Mergers.

The following unaudited pro forma combined financial information gives effect to the transaction accounting adjustments, which consist of the Mergers, and the Reverse Stock Splits.

In the unaudited pro forma combined financial information, the Mergers have been accounted for as a business combination, using the acquisition method of accounting under accounting principles generally accepted in the United States (“U.S. GAAP” or “GAAP”) where the Company is considered the acquirer of Cibus Global for accounting purposes. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. The determination of whether control has been obtained begins with the evaluation of whether control should be evaluated under the variable interest or voting interest model pursuant to ASC Topic 810, Consolidation (“ASC 810”). If the acquiree is a variable interest entity, the primary beneficiary would be the accounting acquirer. Cibus Global meets the definition of a variable interest entity, and the Company, which is the managing member of Cibus Global, has been determined to be the primary beneficiary.

The unaudited pro forma combined statement of operations data for the nine months ended September 30, 2023 and for the year ended December 31, 2022, gives effect to the Mergers as if they took place on January 1, 2022, and combines the historical results of the Company for the nine months ended September 30, 2023, (which includes the contribution of Cibus Global for four months) and the year ended December 31, 2022, with historical results of Cibus Global for the five months ended May 31, 2023, and for the year ended December 31, 2022, respectively. An unaudited balance sheet has not been presented as the acquisition has been fully reflected in the condensed consolidated balance sheet included in the Company’s Quarterly Report on Form 10-Q for the three-month period ended September 30, 2023, (the “Q3 Form 10-Q"), filed with the Securities and Exchange Commission (the “SEC”) on November 9, 2023.

The historical financial statements of the Company and Cibus Global have been adjusted to give pro forma effect to reflect the accounting for the transactions in accordance with U.S. GAAP. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the Company, including all of its subsidiaries (including Cibus Global) (collectively on a consolidated basis, the “Combined Company”) upon consummation of the Mergers.

The unaudited pro forma combined financial information is based on assumptions and adjustments that are described in the accompanying notes and is for illustrative purposes only. The unaudited pro forma combined financial information should not be relied upon as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the Combined Company will experience. The actual amounts recorded as of the completion of the Mergers may differ materially from the information presented in the unaudited pro forma combined financial information.

The unaudited pro forma combined financial information, including the notes thereto, should be read in conjunction with the audited consolidated financial statements of Cibus Global as of and for the year ended December 31, 2022, included in the Current Report on Form 8-K/A of Cibus, Inc. filed with the SEC on June 29, 2023 (the “Form 8-K/A”), the Company’s interim financial statements as of and for the nine-month period ended September 30, 2023, included in the Q3 Form 10-Q, and the audited financial statements of Calyxt, Inc. as of and for the year ended December 31, 2022, which are included in Calyxt Inc.’s annual report on Form 10-K, filed with the SEC on March 2, 2023 (as amended on the Form 10-K/A, filed with the SEC on March 3, 2023).

Unaudited Pro Forma Combined Statement of Operations
For the Nine Months Ended September 30, 2023
(In Thousands, Except Share and Per Share Amounts)

	Calyxt, Inc.	Cibus Global, LLC (For the Five Months Ended May 31, 2023)	Transaction Accounting Adjustments	Note 5	Pro Forma Combined Total
Revenue:
Revenue	$714	$440	$—		$1,154
Total revenue	714	440	—		1,154
Operating expenses:
Research and development	28,159	17,443	(542)	(c)(f)	45,060
Selling, general, and administrative	22,126	12,217	(6,500)	(a)(c)(d)	27,843
Total operating expenses	50,285	29,660	(7,042)		72,903
Loss from operations	(49,571)	(29,220)	7,042		(71,749)
Royalty liability interest expense - related parties	(10,753)	(5,718)	—		(16,471)
Interest, net	359	(109)	—		250
Non-operating income (expenses)	(466)	(38)	—		(504)
Net loss	$(60,431)	$(35,085)	$7,042		$(88,474)
Net loss attributable to redeemable noncontrolling interest	(9,918)	—	(7,701)	(e)	(17,619)
Net loss attributable to combined company	$(50,513)	$(35,085)	$14,743		$(70,855)
Basic and diluted net loss per share of Class A common stock	$(6.33)				$(3.01)
Weighted average shares of Class A common stock outstanding, basic and diluted	7,979,132		13,045,628	(b)	23,544,084

Unaudited Pro Forma Combined Statement of Operations
For the Year Ended December 31, 2022
(In Thousands, Except Share and Per Share Amounts)

	Calyxt, Inc.	Cibus Global, LLC	Transaction Accounting Adjustments	Note 5	Pro Forma Combined Total
Revenue:
Revenue	$157	$1,110	$—		$1,267
Total revenue	157	1,110	—		1,267
Operating expenses:
Research and development	11,553	33,461	3,119	(c)(f)	48,133
Selling, general, and administrative	10,974	16,779	6,500	(a)(c)(d)	34,253
Total operating expenses	22,527	50,240	9,619		82,386
Loss from operations	(22,370)	(49,130)	(9,619)		(81,119)
Royalty liability interest expense - related parties	—	(6,073)	—		(6,073)
Interest, net	(87)	(284)	—		(371)
Non-operating income (expenses)	5,566	(66)	—		5,500
Net loss	$(16,891)	$(55,553)	$(9,619)		$(82,063)
Net loss attributable to redeemable noncontrolling interest	—	—	(12,194)	(e)	(12,194)
Net loss attributable to combined company	$(16,891)	$(55,553)	$2,575		$(69,869)
Basic and diluted net loss per share of Class A common stock	$(18.36)				$(4.32)
Weighted average shares of Class A common stock outstanding, basic and diluted	919,959		12,798,825	(b)	16,167,955

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1. BASIS OF PRESENTATION

The unaudited pro forma combined financial information have been prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of Article 11 of Regulation S-X. The unaudited pro forma combined statement of operations for the nine months ended September 30, 2023, and the year ended December 31, 2022, was prepared using the historical condensed consolidated statements of operations of the Company for the nine months ended September 30, 2023, (which included the contribution of Cibus Global for four months) and for the year ended December 31, 2022, and the historical results of Cibus Global for the five months ended May 31, 2023, and for the year ended December 31, 2022, respectively, and gives effect to the Mergers as if they occurred on January 1, 2022. An unaudited balance sheet has not been presented as the acquisition has been fully reflected in the condensed consolidated balance sheet included in the Q3 Form 10-Q.

The unaudited pro forma combined financial information has been prepared using the acquisition method of accounting under U.S. GAAP. The Company is deemed the accounting acquirer in the Mergers for accounting purposes and Cibus Global is treated as the accounting acquiree. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. The determination of whether control has been obtained begins with the evaluation of whether control should be evaluated under the variable interest or voting interest model pursuant to ASC 810. If the acquiree is a variable interest entity, the primary beneficiary would be the accounting acquirer. Cibus Global meets the definition of a variable interest entity and the Company, which is the managing member of Cibus Global, has been determined to be the primary beneficiary.

The acquisition of Cibus Global was accounted for using the acquisition method, whereby all of the assets acquired and liabilities assumed were recognized at their fair value on the acquisition date, with any excess of the purchase price over the estimated fair value recorded as goodwill. Certain data to complete the purchase price allocation is not yet available, including, but not limited to, final appraisals of certain assets acquired and liabilities assumed. The Company will finalize the purchase price allocation during the 12-month period following the acquisition date, during which time the value of the assets and liabilities may be revised as appropriate.

Significant judgment is required in determining the acquisition date fair value of the assets acquired and liabilities assumed, predominantly with respect to property, plant, and equipment and intangible assets. Evaluations included numerous inputs, including forecasted cash flows that incorporate the specific attributes of each asset.

The unaudited pro forma combined financial information does not include the impact of any cost or other operating synergies that may result from the Mergers or any related restructuring costs that may be contemplated.

To the extent there are significant changes to the business of the Combined Company following completion of the Mergers, the assumptions and estimates set forth in the unaudited pro forma combined financial information could change significantly. Accordingly, the pro forma adjustments are subject to change as additional information becomes available and as additional analyses are conducted following the completion of the Mergers. There can be no assurances that these additional analyses will not result in material changes, including the estimates of fair value of Cibus Global’s assets and liabilities.

2. PURCHASE PRICE

The accompanying unaudited pro forma combined financial information reflects a purchase price of approximately $634.8 million, which consists of the following:

Number of shares of Common Stock received by Cibus Global, LLC equityholders as merger consideration (1)	20,150,838
Multiplied by the fair value per share of Cibus, Inc. Class A Common Stock (2)	$31.50
Purchase price	$634,751,397

(1) This share number represents the aggregate number of shares of Common Stock issued to Cibus Global members in the Mergers and comprises: 15,508,202 shares of Class A Common Stock and 4,642,636 shares of Class B Common Stock. This share number excludes 1,019,282 shares of restricted Class A Common Stock, which will be treated as issued and outstanding for financial statement presentation purposes only after such awards have vested and, therefore, have ceased to be subject to a risk of forfeiture.

(2) Reflects the purchase price per share of the Company's Class A Common Stock, which was the closing price of the Class A Common Stock on May 31, 2023, the closing date of the Mergers.

3. PURCHASE PRICE ALLOCATION

The Company has performed a preliminary valuation analysis of the fair market value of Cibus Global’s assets and liabilities. The following table summarizes the preliminary purchase price allocation as of the acquisition date:

In Thousands	May 31, 2023
Cash and cash equivalents	$59,381
Accounts receivable	2,216
Due from related parties, net	19
Note receivable	2,500
Prepaid expenses and other current assets	2,535
Property, plant and equipment	10,588
Operating lease right-of-use-assets	9,519
Goodwill	585,266
Intangible assets	135,429
Other non-current assets	457
Accounts payable	(5,582)
Accrued expenses	(3,477)
Accrued compensation	(2,859)
Due to related parties	(8)
Deferred revenue	(1,186)
Current portion of notes payable	(517)
Current portion of operating lease obligations	(4,687)
Current portion of financing lease obligations	(165)
Other current liabilities	(17)
Notes payable, net of current portion	(749)
Operating lease obligations, net of current portion	(6,006)
Financing lease obligations, net of current portion	(10)
Royalty liability - related parties	(146,360)
Other non-current liabilities	(1,536)
Consideration transferred	$634,751

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet. The purchase price allocation for the Company’s acquisition of Cibus Global is preliminary and subject to revision as additional information about the fair value of assets and liabilities becomes available. As permitted under ASC 805, the Company is allowed a measurement period, which may not exceed one year, in which to complete its accounting for the acquisition.

4. SHARES OF COMMON STOCK ISSUED TO CIBUS GLOBAL EQUITYHOLDERS UPON CLOSING OF THE MERGERS

At the closing of the Mergers, all outstanding Cibus Global equity converted into the right to receive shares of Common Stock as consideration for the Mergers in the amounts as set forth in an allocation schedule provided for in the Merger Agreement and updated as of May 31, 2023, which resulted at the closing of the Mergers, in the Company issuing to holders of Cibus Global equity instruments an aggregate number of shares of Common Stock representing approximately 95% of the aggregate number of outstanding shares of Common Stock at closing. The allocation schedule was based on an exchange ratio of approximately

0.0634 determined as of January 13, 2023, based on stipulated values of Cibus Global and Calyxt, Inc. At the closing of the Mergers, the Company issued an aggregate of 20,150,838 shares of Common Stock to holders of Cibus Global equity instruments, determined as follows:

Cibus Global:
Cibus Global non-voting common units with threshold (1)	45,797,340
Cibus Global warrants (1)	29,751,050
Total pre-closing Cibus Global warrants and non-voting common units with threshold	75,548,390
Weighted average exchange ratio applicable to Cibus Global warrants and non-voting common units with threshold (rounded)	0.0515
Total Cibus, Inc. post-Mergers shares of Common Stock for Cibus Global warrants and non-voting common units with threshold	3,891,509
Plus:
Cibus Global non-voting common units	1,475,059
Cibus Global preferred units	254,936,576
Total pre-closing Cibus Global preferred units and non-voting common units	256,411,635
Exchange ratio (rounded)	0.0634
Total Cibus Inc. post-Mergers shares of common stock for Cibus Global preferred units and non-voting common units	16,259,329
Total Cibus, Inc. post-Mergers shares of common stock received by Cibus Global equityholders as merger consideration	20,150,838

(1) Per the Merger Agreement, the outstanding non-voting restricted common units of Cibus Global, as well as outstanding warrants to purchase units of Cibus Global, converted based on the fair value of such units, as a percentage of the Calyxt Inc. common stock value, multiplied by the conversion ratio of approximately 0.0515. This resulted in a weighted average conversion ratio applicable to the units which varies from the conversion ratio applied to Cibus Global preferred units and pre-Mergers Cibus Global non-voting common units without an applied threshold value.

The exchange ratio has been adjusted to give retrospective effect to the Reverse Stock Splits.

5. PRO FORMA ADJUSTMENTS

The unaudited pro forma combined financial information includes pro forma adjustments that reflect transaction accounting adjustments, as well as other adjustments deemed to be directly related to the Mergers and the Reverse Stock Splits, irrespective of whether or not such adjustments are deemed to be recurring.

Based on the Company’s review of Cibus Global’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Cibus Global to conform to the Company’s accounting policies were not significant.

The unaudited pro forma combined financial information reflects the Reverse Stock Splits. The pro forma adjustments, based on preliminary estimates that may change significantly as additional information is obtained, are as follows:

(a) To reflect transaction costs of $3.5 million in connection with the Mergers, such as adviser, legal, and accounting expenses that were incurred by Calyxt, Inc. as an increase in selling, general, and administrative expense in the unaudited proforma combined statement of operations for the year ended December 31, 2022; and a decrease of $3.5 million in selling, general, and administrative expense in the unaudited proforma combined statement of operations for the nine months ended September 30, 2023, for the portion of costs expensed in the period.

(b) The pro forma combined basic and diluted net loss per share of Class A Common Stock have been adjusted to reflect the pro forma net loss for the nine months ended September 30, 2023, and the year ended December 31, 2022. In addition, the number of shares of Class A Common Stock used in calculating the pro forma combined basic and diluted net loss per share of Class A Common Stock has been adjusted to reflect the total number of shares of Class A Common Stock that were outstanding as of the closing of the Mergers.

For the nine months ended September 30, 2023, and year ended December 31, 2022, the pro forma weighted average shares of Class A Common Stock outstanding has been calculated as follows:

	Nine Months Ended September 30, 2023	Year Ended December 31, 2022
Historical Cibus Global weighted average common units outstanding	42,492,880	38,624,893
Impact of Cibus Global convertible preferred units assuming conversion as of January 1, 2022	254,936,576	254,936,576
Impact of Cibus Global convertible preferred units converted to Class B Common Stock as of January 1, 2022	(73,217,113)	(73,217,113)
Subtotal	224,212,343	220,344,356
Application of exchange ratio to historical Cibus Global convertible preferred units outstanding (rounded)	0.0630	0.0630
(a) Subtotal	14,041,998	13,819,205

Impact of accelerated vesting for Cibus Global non-voting common units with threshold, assuming conversion as of January 1, 2022	3,766,988	3,766,988
Application of weighted average exchange ratio for accelerated vesting of non-voting common units with threshold (rounded)	0.0570	0.0570
(b) Subtotal	214,803	214,803

Impact of Cibus Global warrants, assuming conversion as of January 1, 2022	29,751,050	29,751,050
Application of exchange ratio to historical Cibus Global warrants outstanding (rounded)	0.0402	0.0402
(c) Subtotal	1,195,752	1,195,752

Adjusted Cibus Global weighted average common units outstanding (after giving effect to the Exchange Ratio) (a + b + c)	15,452,553	15,229,760
Historical Calyxt, Inc. weighted average shares of common stock outstanding	7,979,132	919,959
Impact on Calyxt, Inc. Common Stock of accelerated vesting of equity awards as of January 1, 2022	112,399	18,236
Total weighted average units outstanding	23,544,084	16,167,955
Less: Historical Cibus Global weighted average units outstanding	2,519,324	2,449,171
Less: Historical Calyxt, Inc. weighted average shares of common stock outstanding	7,979,132	919,959
Total weighted average units outstanding - pro forma adjustment	13,045,628	12,798,825

(c) To reflect $2.4 million in share-based compensation expense for Calyxt, Inc. as a result of the transaction, based on the fair value of awards for which vesting was accelerated based on the original grant terms, in connection with the Mergers, which $1.1 million and $1.3 million are included in selling, general, and administrative expense and research and development expense, respectively. These amounts are reflected as an increase in expense on the unaudited pro forma combined statement of operations for the year ended December 31, 2022, and a decrease in expense on the unaudited pro forma combined statement of operations for the nine months ended September 30, 2023.

(d) To reflect Calyxt, Inc.’s compensation expense of $1.9 million related to severance payments resulting from pre-existing employment agreements that were payable in cash in connection with the Mergers but were not incurred as of December 31, 2022. Calyxt, Inc.’s compensation costs of $1.9 million are reflected as an increase in selling, general, and administrative expense in the unaudited pro forma combined statement of operations for the year ended December 31, 2022, and a decrease in selling, general, and administrative expense in the unaudited pro forma combined statement of operations for the nine months ended September 30, 2023.

(e) To reflect the impact of the redeemable noncontrolling interest created upon the election of historical holders of Cibus Global units to elect to receive “Up-C” units as consideration in connection with the Mergers, which is approximately 22% of the historical Cibus Global units.

(f) To reflect the impact on amortization expense for acquired intangible assets. The following table summarizes the intangible assets acquired:

In Thousands, except useful life	Preliminary Fair Value	Estimated Weighted Average Useful Life (Years)	Amortization Expense for the Nine Months Ended September 30, 2023	Amortization Expense for the Year Ended December 31, 2022
IPR&D (1)	$99,051		$—	$—
Developed technology	14,148	20	295	707
Trade name	22,230	20	463	1,112
Total Pro forma Adjustment	$135,429		$758	$1,819

(1) In-process research and development (“IPR&D”) assets are initially recognized at fair value and are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the research and development period after the closing date of the Mergers, these assets will not be amortized. Such IPR&D projects will become amortizable when applicable products, which are currently in various stages of development, are complete.